EXHIBIT 4.3



                      RECKSON OPERATING PARTNERSHIP, L.P.

                             OFFICERS' CERTIFICATE


          Pursuant to Sections 301 and 303 of the Indenture among Reckson Operating Partnership, L.P., as issuer of Securities (the "Operating Partnership"), Reckson Associates Realty Corp. (the "Company"), as guarantor of certain Securities, and The Bank of New York, as trustee, dated as of March 26, 1999 (together with this Officers' Certificate, the "Indenture"), I, Jason
M. Barnett, Executive Vice President, General Counsel and Secretary of the Company, the general partner of the Operating Partnership, and I, Michael Maturo, Executive Vice President, Chief Financial Officer and Treasurer of the Company, do hereby certify as follows:

          Article I. Authorization. The establishment of a series of Securities of the Company has been approved and authorized pursuant to authority granted by resolutions duly adopted by the Board of Directors of the Company (the "Board Resolutions").

          Article II. Compliance with Conditions Precedent. All covenants and conditions precedent provided for in the Indenture relating to the establishment of a series of Securities have been complied with.

          Article III. Definitions. Capitalized terms used herein and not defined herein have the meanings ascribed to such terms in the Indenture or, if not defined therein, in the form of Debenture attached hereto as Exhibit A:

          "Acquirer Common Stock" mean the class of common stock (or depositary receipts or other certificates representing common equity interests) of the acquirer or other entity referred to in the definition of "Public Acquirer Change in Control" that is traded on a national securities exchange or quoted on NASDAQ or another established over-the-counter trading market in the United States or which will be so traded or quoted when issued or exchanged in connection with a Public Acquirer Change in Control.

          "Additional Debentures" has the meaning provided in Section 4.02 hereof.

          "Applicable Exchange Period" means, with respect to an exchange of Debentures, the 10 consecutive Trading Day period commencing on the third Trading Day following the date the Debentures are tendered for exchange.

          "Average Price" means, with respect to an exchange of Debentures, an amount equal to the average of the Closing Sale Prices of Company Common Shares for each Trading Day in the Applicable Exchange Period.

          "Change in Control" means the occurrence at any time any of any of the following events: (1) consummation of any transaction or event (whether by means of a share exchange or tender offer applicable to Company Common Shares, a liquidation, consolidation, recapitalization, reclassification, combination or merger of the Company or a sale, lease or other transfer of all or substantially all of the consolidated assets of the Company) or a series of related

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transactions or events pursuant to which all of the outstanding Company Common
Shares are exchanged for, converted into or constitute solely the right to receive, cash, securities or other property more than 10% of which consists of cash, securities or other property that are not, or upon issuance will not be, traded on a U.S. national securities exchange or quoted on the NASDAQ; (2) any "person" or "group" (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable), other than the Company, the Operating Partnership or any majority owned subsidiary of the Company or the Operating Partnership or any employee benefit plan of the Company, the Operating Partnership or such subsidiary, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power in the aggregate of all classes of capital stock of the Company then outstanding entitled to vote generally in elections of directors; (3) during any period of 12 consecutive months after the date of original issuance of the Debentures (for so long as the Company is the general partner of the Operating Partnership immediately prior to such transaction or series of related transactions), persons who at the beginning of such 12-month period constituted the Board of Directors of the Company (together with any new persons whose election was approved by a vote of a majority of the persons then still comprising the Board of Directors of the Company who were either members of the Board of Directors of the Company at the beginning of such period or whose election, designation or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company; or (4) the Company ceases to be the general partner of the Operating Partnership or ceases to control the Operating Partnership; provided, however, that the pro rata distribution by the Company to its shareholders of shares of its capital stock or shares of any of the Company's other direct or indirect subsidiaries, will not, in and of itself, constitute a Change in Control for purposes of this definition. Notwithstanding the foregoing, even if any of the events specified in the preceding clauses (1) through (4) have occurred, except as specified in clause
(x), a Change in Control will not be deemed to have occurred if either: (x) the Closing Sale Price per Company Common Share for any five Trading Days within the period of 10 consecutive Trading Days ending immediately after the later of the Change in Control or the public announcement of the Change in Control, in the case of a Change in Control relating to an acquisition of capital stock, or the period of 10 consecutive Trading Days ending immediately after the Change in Control, in the case of a Change in Control relating to a merger, consolidation or asset sale, equals or exceeds 105% of the Exchange Price of the Debentures in effect on each of those Trading Days; provided, however, that the exception to the definition of "Change in Control" specified in this clause (x) shall not apply in the context of a Change in Control or Public Acquirer Change in Control for purposes of Section 4.10; or (y) at least 90% of the consideration (excluding cash payments for fractional shares and cash payments made pursuant to dissenters' appraisal rights) in a merger, consolidation or other transaction otherwise constituting a Change in Control consists of shares of common stock (or depositary receipts or other certificates representing common equity interests) traded on a U.S. national securities exchange or quoted on NASDAQ or another established automated over-the-counter trading market in the United States (or will be so traded or quoted immediately following such merger, consolidation or other transaction) and as a result of the merger, consolidation or other transaction the Debentures become exchangeable into such shares of common stock (or depositary receipts or other certificates representing common equity interests). For the purposes of this definition, "person" includes any syndicate or group that would be deemed to be a "person" under Section 13(d)(3) of the Exchange Act.

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          "Change in Control Purchase Date" has the meaning provided in Section
4.09 hereof.

          "Change in Control Purchase Notice" has the meaning provided in
Section 4.09 hereof.

          "Change in Control Purchase Price" has the meaning provided in
Section 4.09 hereof.

          "Closing Sale Price" of the Company Common Shares or other capital stock or similar equity interests or other publicly traded securities on any date means the closing sale price per share (or, if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) on such date as reported on the principal U.S. securities exchange on which the Company Common Shares or such other capital stock or similar equity interests or other securities are traded or, if the Company Common Shares or such other capital stock or similar equity interests or other securities are not listed on a U.S. national or regional securities exchange, as reported by NASDAQ or by the National Quotation Bureau Incorporated or another established over-the-counter trading market in the United States. The Closing Sale Price shall be determined without regard to after-hours trading or extended market making. In the absence of the foregoing, the Operating Partnership shall determine the Closing Sale Price on such basis as it considers appropriate.

          "Company" has the meaning provided in the first paragraph of this instrument until a successor Person shall have become such pursuant to the applicable provisions of the Indenture, and thereafter, "Company" shall mean such successor Person.

          "Company Common Shares" means shares of common stock, par value $.01 per share, of the Company.

          "Company Notice" has the meaning provided in Section 4.09 hereof.

          "Daily Share Amount" has the meaning provided in Section 4.12 hereof.

          "Debentures" has the meaning provided in Section 4.01 hereof which shall be substantially in the form attached hereto as "Exhibit A."

          "Depositary" has the meaning provided in Section 4.03 hereof.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          "Exchange Agent" means the office or agency designated by the Operating Partnership where the Debentures may be presented for exchange.

          "Exchange Price" means, as of any date of determination, for $1,000 principal amount of Debentures, rounded to the nearest $0.01, with $0.005 rounded upward, the quotient of $1,000 divided by the Exchange Rate in effect as of such date, rounded to the nearest $0.01, with $0.005 rounded upward.

          "Exchange Rate" means the number of Company Common Shares by reference to which the Exchange Value shall be determined, which shall be initially 24.6124 Company Common

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Shares for each $1,000 principal amount of Debentures and as the same shall be adjusted from time to time in accordance with the provisions hereof and of the Debentures.

          "Exchange Value" means, for each $1,000 principal amount of Debentures, the product of (a) the applicable Exchange Rate, multiplied by (b) the Average Price.

          "Guarantee" means the full and unconditional guarantee provided by the Company in respect of the Debentures as made applicable to the Debentures in accordance with the provisions of Section 4.20 hereof.

          "Indenture" has the meaning provided in the first paragraph of this Officers' Certificate.

          "Interest Payment Date" has the meaning provided in Section 4.05 hereof.

          "NASDAQ" means the National Association of Securities Dealers Automated Quotation System.

          "Net Amount" has the meaning provided in Section 4.12 hereof.

          "Net Cash Amount" has the meaning provided in Section 4.12 hereof.

          "Net Shares" has the meaning provided in Section 4.12 hereof.

          "Operating Partnership" has the meaning specified in the first paragraph of this Officers' Certificate until a successor Person shall have become such pursuant to the applicable provisions of the Indenture, and thereafter "Operating Partnership" shall mean such successor Person.

          "Optional Repurchase Date" has the meaning provided in Section 4.08 hereof.

          "Optional Repurchase Notice" has the meaning provided in Section 4.08 hereof.

          "Optional Repurchase Price" has the meaning provided in Section 4.08 hereof.

          "Principal Return" has the meaning provided in Section 4.12 hereof.

          "Public Acquirer Change in Control" means any transaction described in clause (1) of the definition of Change in Control where the acquirer, or any entity that it is a direct or indirect "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the total voting power of all shares of such acquirer's capital stock that are entitled to vote generally in the election of directors, has a class of common stock (or depositary receipts or other certificates representing common equity interests) traded on a U.S. national securities exchange or quoted on NASDAQ or another established over-the-counter trading market in the United States or which will be so traded or quoted when issued or exchanged in connection with such Change in Control; provided, however, that if there is more than one such entity, the relevant entity will be such entity with the most direct beneficial ownership to the capital stock of such acquirer or entity.


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          "Redemption Date" means, with respect to any Debenture or portion thereof to be redeemed in accordance with the provisions of Section 4.07 hereof, the date fixed for such redemption in accordance with the provisions of Section 4.07 hereof.

          "Redemption Price" has the meaning provided in Section 4.07 hereof.

          "Regular Record Date" has the meaning provided in Section 4.05 hereof.

          "Trading Day" means a day during which trading in securities generally occurs on the New York Stock Exchange or, if Company Common Shares are not then listed on the New York Stock Exchange, on the principal other U.S. national or regional securities exchange on which Company Common Shares are then listed or, if Company Common Shares are not then listed on a U.S. national or regional securities exchange, on NASDAQ or, if Company Common Shares are not then quoted on NASDAQ, on the principal other market on which Company Common Shares are then traded.

          "Trading Price" means, with respect to the Debentures on any date of determination, the average of the secondary market bid quotations per $1,000 principal amount of Debentures obtained by the Trustee for a $5,000,000 principal amount of Debentures at approximately 3:30 p.m., New York City time, on such determination date from two independent nationally recognized securities dealers selected by the Operating Partnership, which may include Citigroup Global Markets Inc. or its successor. If at least two such bids cannot reasonably be obtained by the Trustee, but one such bid can reasonably be obtained by the Trustee, then one bid shall be used. If the Trustee cannot reasonably obtain at least one bid for a $5,000,000 principal amount of Debentures from a nationally recognized securities dealer or, in the reasonable judgment of the Operating Partnership, the bid quotations are not indicative of the secondary market value of the Debentures, then the Trading Price per $1,000 principal amount of Debentures shall be deemed to be less than 98% of the product of the Closing Sale Price of Company Common Shares and the Exchange Rate on such determination date.

          "Trust Indenture Act" means the Trust Indenture Act of 1939, as amended.

          "Underwriting Agreement" means the Underwriting Agreement, dated June 21, 2005, among the Company, the Operating Partnership and Citigroup Global Markets, Inc., as underwriter.

          Article IV. Terms. The terms of the series of Securities established pursuant to this Officers' Certificate shall be as follows:

               Section 4.01. Title. The Securities of such series shall be designated as the "4.00% Exchangeable Senior Debentures due 2025" of the Operating Partnership (the "Debentures").

               Section 4.02. Aggregate Principal Amount. The aggregate principal amount of Debentures which may be authenticated and delivered under the Indenture is initially limited in aggregate principal amount to $250,000,000, as such amount may be increased, but not by an amount in excess of $37,500,000, solely as a result of the purchase of Additional Debentures pursuant to the underwriter's over-allotment option granted by the


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          Operating Partnership under the Underwriting Agreement, except for
          Debentures authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Debentures pursuant to
          Section 304, 305, 306, 905, 1107 or 1203 of the Indenture and except for any Debentures which, pursuant to Section 303 of the Indenture, are deemed never to have been authenticated and delivered thereunder; provided that the Operating Partnership may from time to time, without notice to or the consent of the Holders of the Debentures, create and issue further Securities (the "Additional Debentures") having the same terms and ranking equally and ratably with the Debentures in all respects and with the same CUSIP number as the Debentures, except for the issue price and interest accrued prior to the issue date of such Additional Debentures. Any Additional Debentures will be consolidated and form a single series with the Debentures and shall have the same terms as to status, redemption and otherwise as the Debentures.

               Section 4.03. Registered Securities in Book-Entry Form. The Debentures shall be issuable in the form of one or more global Securities registered in the name of The Depository Trust Company's nominee, and shall be deposited with, or on behalf of, The Depository Trust Company, New York, New York (the "Depositary"). The Debentures may be surrendered for registration of transfer and for exchange at the office or agency of the Operating Partnership or the Company (including the Trustee) maintained for such purpose in the Borough of Manhattan, The City of New York, or at any other office or agency maintained by the Operating Partnership or the Company for such purpose.

               Section 4.04. Stated Maturity of Principal. The Stated Maturity of the principal of the Debentures shall be June 15, 2025.

               Section 4.05. Interest. The Debentures shall bear interest at the rate of 4.00% per annum from June 27, 2005 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, as the case may be, payable semi-annually in arrears on June 15 and December 15 of each year (each, an "Interest Payment Date"), commencing on December 15, 2005, until the principal thereof is paid or duly made available for payment, to the Persons in whose names such Debentures are registered at the close of business on the June 1 or December 1 (whether or not a Business Day in The City of New York) immediately preceding the applicable Interest Payment Date (each, a "Regular Record Date"). Interest payable on each Interest Payment Date shall equal the amount of interest accrued for the period commencing on and including the immediately preceding Interest Payment Date in respect of which interest has been paid (or commencing on and including June 27, 2005, if no interest has been paid) and ending on and including the day preceding such Interest Payment Date. Interest on the Debentures will be computed on the basis of a 360-day year consisting of twelve 30-day months.

               If the Operating Partnership shall redeem the Debentures in accordance with the provisions of Section 4.07 hereof, or if a Holder shall surrender a Debenture for repurchase by the Operating Partnership in accordance with the provisions of 4.08 or 4.09 hereof, accrued and unpaid interest, if any, shall be payable to the Holder that shall have surrendered such Debenture for redemption or repurchase, as the case may be. However, if an Interest Payment Date shall fall on or prior to the Redemption Date or Optional


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          Repurchase Date or Change in Control Purchase Date, as the case may be, for a Debenture, accrued and unpaid interest due on such Interest Payment Date shall be payable instead to the Person in whose name such Debenture is registered at the close of business on the related Regular Record Date.

               Section 4.06. Place of Payment. The principal of and the interest on the Debentures shall be payable at the office or agency of the Company or the Operating Partnership (including the Trustee) maintained for such purpose in the Borough of Manhattan, The City of New York in the in the manner specified in the Indenture.

               Section 4.07. Redemption. The Operating Partnership shall not have the right to redeem any Debentures prior to June 18, 2010, except to preserve the Company's status as a real estate investment trust. If the Operating Partnership determines it is necessary to redeem the Debentures in order to preserve the Company's status as a real estate investment trust, the Operating Partnership may, upon not less than 30 nor more than 60 days' prior written notice by mail to the Holders of the Debentures, redeem the Debentures for cash, in whole or in part, at 100% of the principal amount of the Debentures to be redeemed plus unpaid interest, if any, accrued thereon to the Redemption Date. In such case, the Operating Partnership shall provide the Trustee with an Officers' Certificate evidencing that the Board of Directors of the Company has, in good faith, made the determination that it is necessary to redeem the Debentures in order to preserve the Company's status as a real estate investment trust.

               The Operating Partnership shall have the right to redeem the Debentures for cash, in whole or in part at any time or from time to time, on or after June 18, 2010 upon not less than 30 nor more than 60 days' prior written notice by mail to the registered Holders of the Debentures, at a redemption price ("Redemption Price") equal to 100% of the principal amount of the Debentures to be redeemed plus unpaid interest, if any, accrued thereon to the Redemption Date. If less than all the Debentures are to be redeemed, the Trustee shall select the Debentures to be redeemed on a pro rata basis or by any other method the Trustee considers fair and appropriate. The Trustee shall make the selection at least 30 days but not more than 60 days before the Redemption Date from Outstanding Debentures not previously called for redemption. Debentures and portions of the principal amount thereof selected for redemption shall be in integral multiples of $1,000. The Trustee shall notify the Operating Partnership promptly of the Debentures or portions of the principal amount thereof to be redeemed. If any Debenture selected for partial redemption is exchanged in part in accordance with the provisions of
          Section 4.11 hereof before termination of the exchange right with respect to the portion of the Debenture so selected, the exchanged portion of such Debenture shall be deemed to be from the portion selected for redemption. Debentures that have been exchanged during a selection of Debentures to be redeemed shall be treated by the Trustee as Outstanding for the purpose of such selection.

               In the event of any redemption in part, the Operating Partnership shall not be required to: (i) issue or register the transfer or exchange of any Debenture during a period beginning at the opening of business 15 days before any selection of Debentures for redemption and ending at the close of business on the earliest date on which the relevant


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          notice of redemption is deemed to have been given to all Holders of
          Debentures to be so redeemed, or (ii) register the transfer or exchange of any Debenture so selected for redemption, in whole or in part, except the unredeemed portion of any Debenture being redeemed in part.

               In addition to those matters set forth in Section 1104 of the Indenture, a notice of redemption sent to the Holders of Debentures to be redeemed in accordance with the provisions of the two preceding paragraphs shall state:

               (a)  the name of the Paying Agent and Exchange Agent;

               (b)  the then current Exchange Rate;

               (c) that Debentures called for redemption may be exchanged at any time prior to the close of business on the fifth Business Day immediately preceding the Redemption Date; and

               (d) that Holders who wish to exchange Debentures must comply with the procedures relating thereto specified in Section
                    4.13 hereof.

               Section 4.08. Repurchase Rights. A Holder of Debentures shall have the right to require the Operating Partnership to repurchase all of its Debentures, or any portion of the principal amount thereof that is equal to $1,000 or an integral multiple thereof, on each of June 15, 2010, June 15, 2015 and June 15, 2020 (each, an "Optional Repurchase Date") for cash equal to 100% of the principal amount of the Debentures to be repurchased plus unpaid interest, if any, accrued thereon to the Optional Repurchase Date (such amount, the "Optional Repurchase Price"), subject to satisfaction by or on behalf of the Holder of the requirements set forth below.

               On or before to the 30th day prior to each Optional Repurchase Date, the Operating Partnership shall provide a written notice by first-class mail to the Trustee, any Paying Agent and to all Holders (and to beneficial owners as required by applicable law). The notice shall include a form of Optional Repurchase Notice to be completed by the Holder and shall state:

               (a) the date by which the Optional Repurchase Notice must be delivered to the Paying Agent;

               (b)  the Optional Repurchase Date;

               (c)  the Optional Repurchase Price;

               (d) the name and address of the Trustee, the Paying Agent and the Exchange Agent;

               (e) that Debentures must be surrendered to the Paying Agent to collect payment of the Optional Repurchase Price;


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               (f)  that the Optional Repurchase Price for any Debenture as to which an Optional Repurchase Notice has been duly given will be paid on the Optional Repurchase Date, or if the Debentures are surrendered on or after the Optional Repurchase Date, on the second Business Day following the date on which such Debentures are surrendered for repurchase;

               (g) that, unless the Operating Partnership defaults in making payment of the Optional Repurchase Price, interest on Debentures surrendered for repurchase will cease to accrue on and after the Optional Repurchase Date;

               (h) that Debentures in respect of which an Optional Repurchase Notice is provided by a Holder shall not be exchangeable in accordance with their terms even if otherwise exchangeable unless such Holder validly withdraws such Optional Repurchase Notice in accordance with the provisions of this Section 4.08; and

               (i)  the CUSIP number of the Debentures.

               The Operating Partnership shall also disseminate a press release through Dow Jones & Company, Inc. or Bloomberg Business News containing the information specified in such notice or publish such information in a newspaper of general circulation in The City of New York or on the Company's website, or through such other public medium as the Operating Partnership shall deem appropriate at such time.

               A Holder may exercise its rights specified in this Section 4.08 upon delivery of a written notice of repurchase (an "Optional Repurchase Notice") to the Paying Agent during the period beginning at any time from the opening of business on the date that is 30 days prior to the applicable Optional Repurchase Date until the close of business on the fifth Business Day prior to such Optional Repurchase Date, stating:

               (a) if such Debentures are in certificated form, the certificate number(s) of the Debentures which the Holder will deliver to be repurchased or, if such Debentures are in book-entry form, that such notice complies with the appropriate procedures of the Depositary;

               (b) the portion of the principal amount of the Debentures to be repurchased, in integral multiples of $1,000, provided that the remaining principal amount of Debentures is in an authorized denomination; and

               (c) that such Debenture shall be repurchased pursuant to the terms and conditions hereof and the Debentures.

          The Paying Agent shall promptly notify the Operating Partnership and the Company in writing of the receipt by it of any Optional Repurchase Notice.

               Book-entry transfer of Debentures in book-entry form in compliance with appropriate procedures of the Depositary or delivery of Debentures in certificated form


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          (together with all necessary endorsements) to the Paying Agent prior to, on or after the Optional Repurchase Date at the offices of the Paying Agent shall be a condition to the receipt by the Holder of the Optional Repurchase Price therefor. Holders electing to require the Operating Partnership to repurchase Debentures must effect such transfer or delivery to the Paying Agent prior to the Optional Repurchase Date to receive payment of the Optional Repurchase Price on the Optional Repurchase Date. The Operating Partnership shall pay the Optional Repurchase Price within two Business Days after any such transfer or delivery on or after the Optional Repurchase Date.

               An Optional Repurchase Notice may be withdrawn by a Holder by means of a written notice of withdrawal delivered to the office of the Paying Agent prior to the close of business on the fifth Business Day prior to the Optional Repurchase Date specifying:

               (a) the principal amount of Debentures in respect of which the Optional Repurchase Notice is being withdrawn;

               (b) the certificate number(s) of all withdrawn Debentures in certificated form or that the withdrawal notice complies with appropriate procedures of the Depositary with respect to all withdrawn Debentures in book-entry form; and

               (c) the principal amount of Debentures, if any, which remains subject to the Optional Repurchase Notice.

               On or before 10:00 a.m. (New York City time) on the Optional Repurchase Date, the Operating Partnership shall deposit with the Paying Agent (or if the Operating Partnership or an Affiliate of the Operating Partnership is acting as the Paying Agent, shall segregate and hold in trust) money sufficient to pay the aggregate Optional Repurchase Price of the Debentures to be purchased pursuant to this
          Section 4.08. If the Paying Agent holds, in accordance with the terms of the Indenture, money sufficient to pay the Optional Repurchase Price of such Debentures on the Optional Repurchase Date, then, on and after such date, such Debentures shall cease to be Outstanding and interest on such Debentures shall cease to accrue, and all other rights of the Holder shall terminate (other than the right to receive the Optional Repurchase Price upon delivery or transfer of the Debentures). Such will be the case whether or not book-entry transfer of the Debentures in book-entry form is made and whether or not Debentures in certificated form, together with the necessary endorsements, are delivered to the Paying Agent.

               Notwithstanding the foregoing, no Debentures may be purchased by the Operating Partnership in accordance with the provisions of this Section 4.08 if there has occurred and is continuing an Event of Default with respect to the Debentures (other than a default in the payment of the Optional Repurchase Price).

               To the extent legally required in connection with a repurchase of Debentures, the Operating Partnership shall comply with the provisions of Rule 13e-4 and other tender offer rules under the Exchange Act then applicable, if any, and will file a Schedule TO or any other schedule required under the Exchange Act.


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               The Operating Partnership may arrange for a third party to purchase Debentures for which the Operating Partnership has received a valid Optional Repurchase Notice that has not been properly withdrawn in the manner and otherwise in compliance with the requirements set forth herein and in the Debentures. If a third party purchases any Debentures under such circumstances, then interest will continue to accrue on the Debentures and such Debentures will continue to be Outstanding for all purposes of the Indenture.

               Section 4.09. Repurchase at Option of Holders upon a Change in Control. If a Change in Control occurs at any time prior to June 15, 2010, a Holder of Debentures shall have the right to require the Operating Partnership to repurchase all of its Debentures, or any portion of the principal amount thereof that is equal to $1,000 or an integral multiple thereof, for cash equal to 100% of the principal amount of the Debentures to be repurchased, plus unpaid interest, if any, accrued thereon to the Change in Control Purchase Date (such amount, the "Change in Control Purchase Price"), subject to satisfaction by or on behalf of the Holder of the requirements set forth below.

               Within 20 days after the occurrence of a Change in Control, the Operating Partnership shall mail a written notice of Change in Control (the "Company Notice") by first-class mail to the Trustee, any Paying Agent and to each Holder (and to beneficial owners as required by applicable law). The notice shall include a form of Change in Control Purchase Notice to be completed by the Holder and shall state:

               (a) briefly, the events causing a Change in Control and the date of such Change in Control;

               (b) the date by which the Change in Control Purchase Notice must be delivered to the Paying Agent;

               (c) the date on which the Operating Partnership will repurchase Debentures upon a Change in Control, which must be not less than 15 nor more than 30 days after the date of the Company Notice (such date, the "Change in Control Purchase Date");

               (d)  the Change in Control Purchase Price;

               (e) the name and address of the Trustee, the Paying Agent and the Exchange Agent;

               (f) that Debentures in respect of which a Change in Control Purchase Notice is provided by a Holder shall not be exchangeable unless such Holder validly withdraws such Change in Control Purchase Notice in accordance with the provisions of this Section 4.09;

               (g) that Debentures must be surrendered to the Paying Agent to collect payment of the Change in Control Purchase Price;

               (h) that the Change in Control Purchase Price for any Debenture as to which a Change in Control Purchase Notice has been duly given will be paid on the Change in Control Purchase Date, or if the Debentures are surrendered on or after the Change in Control Purchase Date, on the second Business Day following the date on which such Debentures are surrendered;

               (i) that, unless the Operating Partnership defaults in making payment of such Change in Control Purchase Price, interest on Debentures surrendered for purchase will cease to accrue on and after the Change in Control Purchase Date; and

               (j)  the CUSIP number of the Debentures.

               The Operating Partnership shall also disseminate a press release through Dow Jones & Company, Inc. or Bloomberg Business News announcing the occurrence of such Change in Control or publish such information in a newspaper of general circulation in The City of New York or on the Company's website, or through such other public medium as the Operating Partnership shall deem appropriate at such time.

               A Holder may exercise its rights specified in this Section 4.09 upon delivery of a written notice of repurchase (a "Change in Control Purchase Notice") to the Trustee (or any Paying Agent) at any time prior to the close of business on the fifth Business Day prior to the Change in Control Purchase Date, stating:

               (a) if such Debentures are in certificated form, the certificate number(s) of the Debentures which the Holder will deliver to be repurchased or, if such Debentures are in book-entry form, that such notice complies with the appropriate procedures of the Depositary;

               (b) the portion of the principal amount of the Debentures to be repurchased, in integral multiples of $1,000, provided that the remaining principal amount of Debentures is in an authorized denomination; and

               (c) that such Debenture shall be repurchased pursuant to the terms and conditions hereof and of the Debentures.

          The Trustee (or any Paying Agent) shall promptly notify the Operating Partnership and the Company in writing of the receipt by it of any Change in Control Purchase Notice.

               Book-entry transfer of Debentures in book-entry form in compliance with appropriate procedures of the Depositary or delivery of Debentures in certificated form (together with all necessary endorsements) to the Trustee prior to, on or after the Change in Control Purchase Date at the offices of the Trustee (or any Paying Agent) shall be a condition to the receipt by the Holder of the Change in Control Purchase Price therefor. Holders electing to require the Operating Partnership to repurchase Debentures must either effect such transfer or delivery to the Trustee (or any Paying Agent) prior to the Change in Control Purchase Date to receive payment of the Change in Control Purchase Price on the Change in Control Purchase Date. The Operating Partnership shall pay the

          Change in Control Purchase Price within two Business Days after any such transfer or delivery on or after the Change in Control Purchase Date.

               A Change in Control Purchase Notice may be withdrawn by a Holder means of a written notice of withdrawal delivered to the office of the Paying Agent prior to the close of business on the fifth Business Day prior to the Change in Control Purchase Date specifying:

               (a) the principal amount of Debentures in respect of which the Change in Control Purchase Notice is being withdrawn;

               (b) the certificate number(s) of all withdrawn Debentures in certificated form or that the withdrawal notice complies with appropriate procedures of the Depositary with respect to all withdrawn Debentures in book-entry form; and

               (c) the principal amount of Debentures, if any, which remains subject to the Change in Control Purchase Notice.

               On or before 10:00 a.m. (New York City time) on the Change in Control Purchase Date, the Operating Partnership shall deposit with the Paying Agent (or if the Operating Partnership or an Affiliate of the Operating Partnership is acting as the Paying Agent, shall segregate and hold in trust) money sufficient to pay the aggregate Change in Control Purchase Price of the Debentures to be purchased pursuant to this Section 4.09. If the Paying Agent holds, in accordance with the terms of the Indenture, money sufficient to pay the Change in Control Purchase Price of such Debentures on the Change in Control Purchase Date, then, on and after such date, such Debentures shall cease to be Outstanding and interest on such Debentures shall cease to accrue and all other rights of the Holder shall terminate (other than the right to receive the Change in Control Purchase Price upon delivery or transfer of the Debentures). Such will be the case whether or not book-entry transfer of the Debentures in book-entry form is made and whether or not Debentures in certificated form, together with the necessary endorsements, are delivered to the Paying Agent.

               Notwithstanding the foregoing, no Debentures may be repurchased by the Operating Partnership in accordance with the provisions of this Section 4.09 if there has occurred and is continuing an Event of Default with respect to the Debentures (other than a default in the payment of the Change in Control Purchase Price).

               To the extent legally required in connection with a repurchase of Debentures, the Operating Partnership shall comply with the provisions of Rule 13e-4 and other tender offer rules under the Exchange Act then applicable, if any, and will file a Schedule TO or any other schedule required under the Exchange Act.

               The Operating Partnership may arrange for a third party to purchase Debentures for which the Operating Partnership has received a valid Change in Control Purchase Notice that has not been properly withdrawn in the manner and otherwise in compliance with the requirements set forth herein and in the Debentures. If a third party purchases any Debentures under such circumstances, then interest will continue to accrue on the Debentures and such Debentures will continue to be Outstanding for all purposes of the Indenture.

               Section 4.10. Make Whole Amount and Public Acquirer Change in Control. If a transaction described in clause (1) of the definition of Change in Control occurs prior to June 15, 2010 and a Holder elects to exchange its Debentures in connection with such Change in Control, the Operating Partnership shall increase the applicable Exchange Rate for the Debentures surrendered for exchange by a number of additional Company Common Shares (the "Additional Shares") as specified below. An exchange of Debentures shall be deemed for these purposes to be "in connection with" such a Change in Control, subject to the Operating Partnership's rights with respect to a "Public Acquirer Change in Control" specified in the fourth to last paragraph of this Section 4.10, if the notice of exchange of the Debentures is received by the Exchange Agent on any date from and including the date that is the 15th Business Day prior to the anticipated Effective Date (as defined below) of such Change in Control up to and including the fifth Business Day following the Effective Date of such Change in Control.

               The number of Additional Shares will be determined by reference to the table below and is based on the date on which such Change in Control transaction becomes effective (the "Effective Date") and the price (the "Stock Price") paid per Company Common Share in such Change in Control transaction. If holders of Company Common Shares receive only cash in the applicable Change in Control transaction, the Stock Price shall be the cash amount paid per Company Common Share. Otherwise, the Stock Price shall be the average of the Closing Sale Prices of Company Common Shares on the 10 consecutive Trading Days up to but excluding the Effective Date.

               The Stock Prices set forth in the first row of the table (i.e., the column headers) will be adjusted as of any date on which the Exchange Rate of the Debentures is adjusted. The adjusted Stock Prices will equal the Stock Prices applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the Exchange Rate immediately prior to the adjustment giving rise to the Stock Price adjustment and the denominator of which is the Exchange Rate as so adjusted. In addition, the number of Additional Shares will be subject to adjustment in the same manner as the Exchange Rate in accordance with the provisions of Section 4.14 hereof.

               The following table sets forth the Stock Price and number of Additional Shares to be received per $1,000 principal amount of
          Debentures:

             Effective                                               Stock Price
                               _______________________________________________________________________________________
               Date            $32.50      $35.00     $37.50      $40.00      $42.50     $45.00      $50.00     $55.00
             _________         ________  __________  _________  __________  _________  _________  __________  ________
              6/21/05          5.5265      3.9416     2.7371      1.8436      1.1955     0.7378      0.2106     0.0000
              6/15/06          5.6283      3.9790     2.7349      1.8121      1.1464     0.6792      0.1488     0.0000
              6/15/07          5.7272      3.9961     2.6812      1.7166      1.0346     0.5706      0.0836     0.0000
              6/15/08          5.8046      3.9666     2.5694      1.5581      0.8649     0.4148      0.0000     0.0000
              6/15/09          5.8961      3.8847     2.3372      1.2453      0.5532     0.1620      0.0000     0.0000
              6/15/10          0.0000      0.0000     0.0000      0.0000      0.0000     0.0000      0.0000     0.0000

               The exact Stock Prices and Effective Dates may not be set forth on the table, in which case:

               (a) if the Stock Price is between two Stock Price amounts in the table or the Effective Date is between two dates in the table, the Additional Shares will be determined by straight-line interpolation between the number of Additional Shares set forth for the higher and lower Stock Price amounts and the two dates, as applicable, based on a 365-day year;

               (b) if the Stock Price is equal to or in excess of $55.00 per Company Common Share (subject to adjustment as specified in the second preceding paragraph), no Additional Shares will be issued upon an exchange of Debentures; and

               (c) if the Stock Price is less than $32.50 per Company Common Share (subject to adjustment as specified in the second preceding paragraph), no Additional Shares will be issued upon an exchange of Debentures.

               Notwithstanding the foregoing, in no event shall the total number of Company Common Shares issuable upon an exchange of Debentures exceed 30.7692 shares per $1,000 principal amount of Debentures, subject to adjustment in the same manner as the Exchange Rate pursuant to Section 4.14 hereof.

               Notwithstanding the foregoing, and in lieu of adjusting the Exchange Rate as set forth above in this Section 4.10, in the case of a Public Acquirer Change in Control, the Operating Partnership may, at any time prior to the 15th Business Day immediately preceding the proposed Effective Date of the Public Acquirer Change in Control, irrevocably elect to change the exchange obligation of the Operating Partnership with respect to the Debentures into an obligation to deliver, upon an exchange of Debentures, cash, shares of Acquirer Common Stock, or a combination thereof, at the option of the Operating Partnership in the same manner as the Operating Partnership would otherwise be required to satisfy its exchange obligations in accordance with the provisions of Section 4.12 hereof. If the Operating Partnership makes such an election, the Exchange Rate at the effective time of such Public Acquirer Change in Control will be a number of shares of Acquirer Common Stock equal to the product of:

               (a) the Exchange Rate in effect immediately prior to the Effective Date of such Public Acquirer Change in Control, times

               (b) the average of the quotients obtained, for each Trading Day in the 10 consecutive Trading Day period commencing on the Trading Day next succeeding the Effective Date of such Public Acquirer Change in Control (the "valuation period"), of:

                    (i) the "acquisition value" of Company Common Shares on each such Trading Day in the valuation period, divided by

                    (ii) the Closing Sale Price of the Acquirer Common Stock
                         on each such Trading Day in the valuation period.

               If the Operating Partnership elects to adjust the exchange right and exchange obligation in connection with a Public Acquirer Change in Control as described in this Section 4.10, it must send Holders of Debentures written notice of the adjustment not later than 15 Business Days prior to but excluding the expected Effective Date of such Public Acquirer Change in Control and thereafter cause to be executed a supplemental indenture (which shall comply with the Trust Indenture Act as in force at the date of execution of such supplemental indenture) giving due effect to such election. If the Operating Partnership makes such an election, Holders of Debentures who tender their Debentures for exchange will not have the right to receive any Additional Shares in accordance with the provisions of this Section 4.10.

               The "acquisition value" of Company Common Shares means, for each Trading Day in the valuation period, the value of the consideration paid per Company Common Share in connection with such Public Acquirer Change in Control, as follows:

               (a)  for any cash, 100% of the face amount of such cash;

               (b) for any Acquirer Common Stock, 100% of the Closing Sale Price of such Acquirer Common Stock on each such Trading Day; and

               (c) for any other securities, assets or property, 100% of the fair market value of such securities, assets or property on each such Trading Day, as determined by the Company's Board of Directors.

               After the adjustment of the Exchange Rate in connection with a Public Acquirer Change in Control, the Exchange Rate will be subject to further adjustments in the event that any of the events described in Section 4.14 hereof occur thereafter.

               Section 4.11. Exchange Rights.

               Subject to the restrictions on ownership of Company Common Shares as set forth in Section 4.15 hereof and to the conditions set forth herein, Holders may surrender their Debentures for exchange at any time prior to the close of business on the second Business Day immediately preceding the Stated Maturity of the Debentures at any time on or after June 15, 2024 and also under any of the circumstances set forth in this Section 4.11.

                    (a) Exchange Upon Satisfaction of Market Price Condition.
               A Holder may surrender any of its Debentures for exchange during any calendar quarter beginning after September 30, 2005 if, and only if, the Closing Sale Price of Company Common Shares for at least 20 Trading Days in the period of 30 consecutive Trading Days ending on the last Trading Day of the preceding calendar quarter is more than 125% of the Exchange Price per Company Common Share in effect on the applicable Trading Day. The Board of Directors of the Company shall make appropriate adjustments, in its good faith determination, to account for any adjustment to the

               Exchange Rate that becomes effective, or any event requiring an adjustment to the Exchange Rate where the ex-dividend date of the event occurs, during that 30 consecutive trading-day period.

                    (b) Exchange Upon Satisfaction of Trading Price Condition.
               A Holder may surrender any of its Debentures for exchange during the five consecutive Trading Day period following any 20 consecutive Trading Days in which the Trading Price per $1,000 principal amount of Debentures (as determined following a reasonable request by a Holder of the Debentures) was less than 98% of the product of the Closing Sale Price of Company Common Shares multiplied by the Exchange Rate in effect on the applicable Trading Day.

                    The Trustee shall have no obligation to determine the
               Trading Price of the Debentures unless the Operating Partnership shall have requested such determination, and the Operating Partnership shall have no obligation to make such request unless a Holder provides the Operating Partnership with written reasonable evidence that the Trading Price per $1,000 principal amount of the Debentures would be less than 98% of the product of the Closing Sale Price of Company Common Shares and the Exchange Rate, whereupon the Operating Partnership shall instruct the Trustee to determine the Trading Price of the Debentures beginning on the next Trading Day and on each successive Trading Day until the Trading Price is greater than or equal to 98% of the product of the Closing Sale Price of Company Common Shares and the Exchange Rate.

                    (c) Exchange Upon Notice of Redemption. A Holder may
               surrender for exchange any of the Debentures called for redemption at any time prior to the close of business on the fifth Business Day prior to the Redemption Date, even if the Debentures are not otherwise exchangeable at such time. The right to exchange Debentures pursuant to this clause (c) will expire after the close of business on the fifth Business Day prior to the Redemption Date unless the Operating Partnership defaults in making the payment due upon redemption. A Holder may exchange fewer than all of its Debentures so long as the Debentures exchanged are an integral multiple of $1,000 principal amount and the remaining principal amount of Debentures is in an authorized denomination. However, if a Holder has already delivered an Optional Repurchase Notice or a Change in Control Purchase Notice with respect to a Debenture, such Holder may not surrender such Debenture for exchange until it has withdrawn such notice in accordance with the applicable provisions of Section 4.08 or 4.09 hereof, as the case may be.

                    (d) Exchange Upon Specified Transactions. If the Company
               elects to:

                        (i) distribute to all holders of Company Common Shares rights entitling them to purchase, for a period expiring within 45 days, Company Common Shares at less than the Closing Sale Price of Company Common Shares on the Trading Day immediately preceding the declaration date of the distribution; or

                        (ii) distribute to all holders of Company Common Shares
                             assets, debt securities or rights to purchase securities of the Operating Partnership or the Company, which distribution has a per share value exceeding 10% of the Closing Sale Price of Company Common Shares on the Trading Day immediately preceding the declaration date of such distribution, the Operating Partnership shall notify the Holders of the Debentures in writing at least 20 days prior to the ex-dividend date for such distribution. Following the issuance of such notice, Holders may surrender their Debentures for exchange at any time until the earlier of the close of business on the Business Day prior to the ex-dividend date or an announcement that such distribution will not take place; provided, however, that a Holder may not exercise this right to exchange if the Holder may participate, on an as-exchanged basis, in the distribution without an exchange of Debentures. The ex-dividend date is the first date upon which a sale of the Company Common Shares does not automatically transfer the right to receive the relevant distribution from the seller of Company Common Shares to its buyer.

                    In addition, if the Operating Partnership or the Company
               is party to a consolidation, merger or binding share exchange pursuant to which all of the Company Common Shares would be exchanged for cash, securities or other property, a Holder may surrender Debentures for exchange at any time from and including the date that is 15 Business Days prior to the anticipated effective time of the transaction up to and including five Business Days after the actual date of such transaction. The Operating Partnership shall notify Holders as promptly as practicable following the date it publicly announces such transaction (but in no event less than 15 Business Days prior to the effective time of such transaction).

                    If the Operating Partnership or the Company is a party to
               a consolidation, merger or binding share exchange pursuant to which all of the Company Common Shares are exchanged for cash, securities or other property, then at the effective time of the transaction any exchange of Debentures and the Exchange Value will be based on the kind and amount of cash, securities or other property that the Holder would have received if the Holder had exchanged its Debentures immediately prior to the effective time of the transaction (assuming such Holder did not exercise his rights of election, if any, as to the kind or amount of securities, cash or other property receivable upon such consolidation, merger or binding share exchange) unless the Operating Partnership has elected to adjust the Exchange Rate and the exchange right for a Public Acquirer Change in Control as described in Section 4.10 hereof. If such transaction constitutes a Change in Control as described in clause (1) of the definition thereof, the Operating Partnership will adjust the Exchange Rate for Debentures tendered for exchange in connection with such a Change in Control transaction, as described in Section 4.10 hereof. However, the Operating Partnership shall not make such an adjustment if such Change in Control also constitutes a Public Acquirer Change in Control and the Operating Partnership elects to modify the Exchange Rate and the exchange right as described in the third to last paragraph of
               Section 4.10 hereof. In addition, if such transaction constitutes a Change in Control, each Holder shall be able to require the Operating Partnership to repurchase all or a portion of such Holder's Debentures in the manner set forth in
               Section 4.09 hereof.

                    In connection with any consolidation, merger or binding
               exchange, the Operating Partnership will specify in the notice to Holders whether Holders will be entitled to Additional Shares or cash, Acquirer Common Stock or a combination of cash and Acquirer Common Stock, at the option of the Operating Partnership, as described in Section 4.10.

                    (e) Exchange Upon Delisting of Company Common Shares. A
               Holder of Debentures may surrender any of its Debentures for exchange at any time beginning on the first Business Day after the Company Common Shares have ceased to be listed on a U.S. national or regional securities exchange or quoted on NASDAQ for a 30 consecutive Trading Day period.

               Section 4.12. Exchange Settlement. Subject to the provisions of
          Section 4.10, upon an exchange of Debentures, the Operating Partnership shall deliver, in respect of each $1,000 principal amount of Debentures tendered for exchange in accordance with their terms:

               (a) cash in an amount (the "Principal Return") equal to the lesser of (1) the principal amount of the Debentures surrendered for exchange and (2) the Exchange Value, and

               (b) if the Exchange Value is greater than the Principal Return, an amount (the "Net Amount") in cash and/or Company Common Shares with an aggregate value equal to the difference between the Exchange Value and the Principal Return.

               The Operating Partnership may elect to deliver any portion of the Net Amount in cash (the "Net Cash Amount") or Company Common Shares, and any portion of the Net Amount the Operating Partnership elects to deliver in Company Common Shares (the "Net Shares") will be the sum of the Daily Share Amounts for each Trading Day during the Applicable Exchange Period. Prior to the close of business on the second Trading Day following the date on which Debentures are tendered for exchange, the Operating Partnership shall inform Holders of such Debentures of its election to pay cash for all or a portion of the Net Amount and, if applicable, the portion of the Net Amount that will be paid in cash and the portion that will be delivered in the form of Net Shares.

               The Operating Partnership shall deliver cash in lieu of any fractional Company Common Shares issuable in connection with payment of the Net Shares based upon the Average Price.

               The "Daily Share Amount" for each $1,000 principal amount of Debentures and each Trading Day in the Applicable Exchange Period is equal to the greater of:

               (a)  zero; and

               (b)  a number of Company Common Shares determined by the
                    following formula:
            __                                                             ___
           |        (CSP x ER) - ($1,000 + the Net Cash Amount, if any)       |
           |  --------------------------------------------------------------- |
           |                             10 x CSP                             |
           |__                                                             ___|

               where

               CSP means the Closing Sale Price of Company Common Shares on such Trading Day, and

               ER means the applicable Exchange Rate

               The Operating Partnership will determine the Exchange Value, Principal Return, Net Amount, Net Cash Amount and the number of Net Shares, as applicable, promptly after the end of the Applicable Exchange Period. The Operating Partnership shall pay the Principal Return and cash in lieu of fractional shares, and deliver Net Shares or pay the Net Cash Amount, as applicable, no later than the third Business Day following the determination of the Average Price.

               Section 4.13. Exchange Procedures. To exchange Debentures, a Holder must satisfy the requirements set forth in this Section 4.13.

               To exchange the Debentures, a Holder must (a) complete and manually sign the irrevocable exchange notice on the reverse of the Debenture (or complete and manually sign a facsimile of such notice) and deliver such notice to the Exchange Agent at the office maintained by the Exchange Agent for such purpose, (b) with respect to Debentures which are in certificated form, surrender the Debentures to the Exchange Agent, (c) furnish appropriate endorsements and transfer documents if required by the Exchange Agent, the Company or the Trustee and (d) pay any transfer or similar tax, if required. The date on which the Holder satisfies all such requirements shall be deemed to be the date on which the applicable Debentures shall have been tendered for exchange.

               Debentures in respect of which a Holder has delivered an Optional Repurchase Notice or Change in Control Purchase Notice may be exchanged only if such notice is withdrawn in accordance with the terms of Section 4.08 or Section 4.09, as the case may be.

               In case any Debenture shall be surrendered for partial exchange, the Operating Partnership shall execute and the Trustee shall authenticate and deliver to, or upon the written order of, the Holder of the Debenture so surrendered, without charge to such holder, a new Debenture or Debentures in authorized denominations in an aggregate principal amount equal to the portion of the surrendered Debentures not surrendered for exchange. A Holder may exchange fewer than all of such Holder's Debentures so long as the Debentures exchanged are an integral multiple of $1,000 principal amount.

               Upon surrender of a Debenture for exchange by a Holder, such Holder shall deliver to the Operating Partnership cash equal to the amount that the Operating Partnership is required to deduct and withhold under applicable law in connection with the exchange; provided, however, if the Holder does not deliver such cash, the Operating Partnership may deduct and withhold from the amount of consideration otherwise deliverable to such Holder the amount required to be deducted and withheld under applicable law.

               A Holder will not receive any cash payment representing accrued and unpaid interest upon exchange of a Debenture. Instead, upon an exchange of Debentures, the Operating Partnership will deliver to tendering Holders only the consideration specified in Section 4.12. Delivery of cash and Company Common Shares, if any, upon an exchange of Debentures will be deemed to satisfy the Operating Partnership's obligation to pay the principal amount of the Debentures and any accrued and unpaid interest. Accordingly, upon an exchange of Debentures, any accrued and unpaid interest will be deemed paid in full rather than canceled, extinguished or forfeited. In no event will the Exchange Rate be adjusted to account for accrued interest on the Debentures.

               Holders of Debentures at the close of business on a Regular Record Date for an interest payment will receive payment of interest payable on the corresponding Interest Payment Date, notwithstanding the exchange of such Debentures at any time after the close of business on the applicable Regular Record Date. Debentures tendered for exchange by a Holder after the close of business on any Regular Record Date for an interest payment and on or prior to the corresponding Interest Payment Date must be accompanied by payment of an amount equal to the interest that such Holder is to receive on such Debentures on such Interest Payment Date; provided, however, that no such payment shall be required (1) if such Debentures have been called for redemption on a Redemption Date that is after such Regular Record Date and on or prior to such Interest Payment Date or
          (2) with respect to overdue interest, if any overdue interest exists at the time of exchange with respect to such Debentures.

               Upon exchange of a Debenture, the Operating Partnership, if it elects to deliver Net Shares, will pay any documentary, stamp or similar issue or transfer tax due on the issue of the Net Shares, if any, unless the tax is due because the Holder requests the shares to be issued or delivered to a person other than the Holder, in which case the Holder must pay the tax due prior to the delivery of such Net Shares. Certificates representing Company Common Shares will not be issued or delivered unless all taxes and duties, if any, payable by the Holder have been paid.

               A Holder of Debentures, as such, shall not be entitled to any rights of a holder of Company Common Shares. Such Holder shall only acquire such rights upon the delivery by the Operating Partnership, at its option, of Net Shares in accordance with the provisions of
          Section 4.12 in connection with the exchange by a Holder of Debentures.

               If a Holder exchanges more than one Debenture at the same time, the number of Net Shares, if any, issuable upon the exchange shall be based on the total principal amount of the Debentures surrendered for exchange.

               The Company shall, prior to issuance of any Debentures hereunder, and from time to time as may be necessary, reserve out of its authorized but unissued common stock a sufficient number of Company Common Shares to permit the exchange of the Debentures. Any Company Common Shares delivered upon an exchange of Debentures shall be newly issued shares or treasury shares, shall be duly and validly issued and fully paid and nonassessable and shall be free from preemptive rights and free of any lien or adverse claim.

               The Company shall endeavor promptly to comply with all federal and state securities laws regulating the issuance and delivery of Company Common Shares, if any, upon an exchange of Debentures and shall cause to have listed or quoted all such Company Common Shares on each U.S. national securities exchange or over-the-counter or other domestic market on which the Company Common Shares are then listed or quoted.

               Except as set forth herein, no other payment or adjustment for interest shall be made upon exchange of Debentures.

               Section 4.14. Exchange Rate Adjustments. The Exchange Rate shall be adjusted from time to time as follows:

                    (a) If the Company issues Company Common Shares as a
               dividend or distribution on Company Common Shares to all holders of Company Common Shares, or if the Company effects a share split or share combination, the Exchange Rate will be adjusted based on the following formula:

                           ER1 = ER0 x OS1/OS0

                           where

                           ER0 = the Exchange Rate in effect immediately
                                 prior to the adjustment relating to
                                 such event

                           ER1 = the new Exchange Rate in effect taking into
                                 account such event

                           OS0 = the number of Company Common Shares
                                 outstanding immediately prior to such event

                           OS1 = the number of Company Common Shares
                                 outstanding immediately after such event.

              Any adjustment made pursuant to this paragraph (a) shall become effective on the date that is immediately after (x) the date fixed for the determination of shareholders entitled to receive such dividend or other distribution or (y) the date on which such split or combination becomes effective, as applicable. If any dividend or distribution described in this paragraph (a) is declared but not so paid or made, the new Exchange Rate shall be readjusted to the Exchange Rate that would then be in effect if such dividend or distribution had not been declared.

                   (b) If the Company issues to all holders of Company Common
              Shares any rights, warrants, options or other securities entitling them for a period of not more than 45 days after the date of issuance thereof to subscribe for or purchase Company Common Shares, or issues to all holders of Company Common Shares securities convertible into Company Common Shares for a period of not more than 45 days after the issuance thereof, in either case at an exercise price per Company Common Share or a conversion price per Company Common Share less than the Closing Sale Price of Company Common Shares on the Business Day immediately preceding the time of announcement of such issuance, the Exchange Rate will be adjusted based on the following formula:

                           ER1 = ER0 x (OS0+X)/(OS0+Y)

                           where

                           ER0 = the Exchange Rate in effect immediately prior
                                 to the adjustment relating to such event

                           ER1 = the new Exchange Rate taking such event into
                                 account

                           OS0 = the number of Company Common Shares
                                 outstanding immediately prior to such event

                           X   = the total number of Company Common
                                 Shares issuable pursuant to such rights, warrants, options, other securities or convertible securities

                           Y   = the number of Company Common Shares
                                 equal to the quotient of (A) the aggregate price payable to exercise such rights, warrants, options, other securities or convertible securities and (B) the average of the Closing Sale Prices of Company Common Shares for the 10 consecutive Trading Days prior to the Business Day immediately preceding the date of announcement for the issuance of such rights, warrants, options, other securities or convertible securities.

               For purposes of this paragraph (b), in determining whether any rights, warrants, options, other securities or convertible securities entitle the holders to subscribe for or purchase, or exercise a conversion right for, Company Common Shares at less than the applicable Closing Sale Price of Company Common Shares, and in determining the aggregate exercise or conversion price payable for such Company Common Shares, there shall be taken into account any consideration received by the Company for such rights, warrants, options, other securities or convertible securities and any amount payable on exercise or conversion thereof, with the value of such consideration, if other than cash, to be determined by the Company's Board of Directors. If any right, warrant, option, other security or convertible security described in this paragraph (b) is not exercised or converted prior to the expiration of the exercisability or convertibility thereof, the new Exchange Rate shall be readjusted to the Exchange Rate that would then be in effect if such right, warrant, option, other security or convertible security had not been so issued.

                    (c) If the Company distributes shares of capital stock,
               evidences of indebtedness or other assets or property of the Company to all holders of Company Common Shares, excluding:

                        (i) dividends, distributions, rights, warrants, options, other securities or convertible securities referred to in paragraph (a) or (b) above,

                        (ii) dividends or distributions paid exclusively in cash, and

                        (iii) Spin-Offs described below in this paragraph (c)

               then the Exchange Rate will be adjusted based on the following formula:

                           ER1 = ER0 x SP0/(SP0-FMV)

                           where

                           ER0 = the Exchange Rate in effect immediately prior
                                 to the adjustment relating to such event

                           ER1 = the new Exchange Rate taking such event into
                                 account

                           SP0 = the average of the Closing Sale Prices
                                 of Company Common Shares for the 10
                                 consecutive Trading Days prior to the
                                 Business Day immediately preceding the
                                 earlier of the record date or the
                                 ex-dividend date for such distribution

                           FMV = the fair market value (as determined in
                                 good faith by the Company's Board of
                                 Directors) of the shares of capital stock, evidences of indebtedness, assets or property distributed with respect to each outstanding Company Common Share on the earlier of the record date or the ex-dividend date for such distribution.

                    An adjustment to the Exchange Rate made pursuant to the
               immediately preceding paragraph shall be made successively whenever any such distribution is made and shall become effective on the day immediately after the date fixed for the determination of holders of Company Common Shares entitled to receive such distribution.

                    If the Company distributes to all holders of Company
               Common Shares capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit of the Company (a "Spin-Off"), the Exchange Rate in effect immediately before the close of business on the date fixed for determination of holders of Company Common Shares entitled to receive such distribution will be adjusted based on the following formula:

                           ER1 = ER0 x (FMV0+MP0)/MP0

                           where

                           ER0 = the Exchange Rate in effect immediately prior
                                 to the adjustment relating to such event

                           ER1 = the new Exchange Rate taking such event into
                                 account

                           FMV0= the average of the Closing Sale
                                 Prices of the capital stock or similar
                                 equity interest distributed to holders
                                 of Company Common Shares applicable to
                                 one Company Common Share over the
                                 first 10 consecutive Trading Days
                                 after the effective date of the
                                 Spin-Off

                           MP0 = the average of the Closing Sale
                                 Prices of Company Common Shares over
                                 the first 10 consecutive Trading Days
                                 after the effective date of the
                                 Spin-Off.

                    An adjustment to the Exchange Rate made pursuant to the
               immediately preceding paragraph will occur on the 10th Trading Day from, and including, the effective date of the Spin-Off.

                    If any such dividend or distribution described in this
               paragraph (c) is declared but not paid or made, the new Exchange Rate shall be readjusted to be the Exchange Rate that would then be in effect if such dividend or distribution had not been declared.

                    (d) If the Company makes any cash dividend or distribution during any of its quarterly fiscal periods to all holders of Company Common Shares in an aggregate amount that, together with other cash dividends or distributions made during such quarterly fiscal period, exceeds the product of $0.4246 (the "Reference Dividend") multiplied by the number of Company Common Shares outstanding on the record date for such distribution, the Exchange Rate will be adjusted based on the following formula:

                           ER1 = ER0 x SP0/(SP0-C)

                           where

                           ER0 = the Exchange Rate in effect immediately prior
                                 to the adjustment relating to such event

                           ER1 = the new Exchange Rate taking such event into
                                 account

                           SP0 = the average of the Closing Sale Prices
                                 of Company Common Shares for the 10
                                 consecutive Trading Days prior to the
                                 business day immediately preceding the
                                 earlier of the record date or the day
                                 prior to the ex-dividend date for such
                                 distribution

                           C   = the amount in cash per Company Common Share
                                 that the Company distributes to holders of Common Shares during such quarterly fiscal Company period that exceeds the Reference Dividend.

               An adjustment to the Exchange Rate made pursuant to this paragraph (d) shall become effective on the date immediately after the date fixed for the determination of holders of Company Common Shares entitled to receive such dividend or distribution. If any dividend or distribution described in this paragraph (d) is declared but not so paid or made, the new Exchange Rate shall be readjusted to the Exchange Rate that would then be in effect if such dividend or distribution had not been declared.

                    The Reference Dividend shall be subject to adjustment on
               account of any of the events set forth in paragraph (a) above. Any such adjustment will be effected by multiplying the Reference Dividend by a fraction, the numerator of which will equal OS0 and the denominator of which will equal OS1, in each case, within the meaning of paragraph (a) above.

                    (e) If the Company or any of its subsidiaries makes a
               payment in respect of a tender offer or exchange offer for Company Common Shares to the extent that the cash and value of any other consideration included in the payment per Company Common Share exceeds the Closing Sale Price of a Company Common Share on the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer (the "Expiration Time"), the Exchange Rate will be adjusted based on the following formula:

                           ER1 = ER0 x (AC + (SP1 x OS1))/(SP1 x OS0)

                           where

                           ER0 = the Exchange Rate in effect immediately prior
                                 to the adjustment relating to such event

                           ER1 = the new Exchange Rate taking such event into
                                 account

                           AC  = the aggregate value of all cash and any
                                 other consideration (as determined by the Company's Board of Directors) paid or payable for Company Common Shares purchased in such tender or exchange offer

                           OS0 = the number of Company Common Shares
                                 outstanding immediately prior to the date such tender or exchange offer expires

                           OS1 = the number of Company Common Shares
                                 outstanding immediately after such tender or exchange offer expires (after giving effect to the purchase or exchange of shares pursuant to such tender or exchange offer)

                           SP1 = the average of the Closing Sale Prices
                                 of Company Common Shares for the 10
                                 consecutive Trading Days commencing on the Trading Day next succeeding the date such tender or exchange offer expires.

                    If the application of the foregoing formula would result
               in a decrease in the Exchange Rate, no adjustment to the Exchange Rate will be made.

                    Any adjustment to the Exchange Rate made pursuant to this
               paragraph (e) shall become effective on the date immediately following the Expiration Time. If the Company or one of its subsidiaries is obligated to purchase Company Common Shares pursuant to any such tender or exchange offer, but is permanently prevented by applicable law from effecting any such purchase or all such purchases are rescinded, the new Exchange Rate shall be readjusted to be the Exchange Rate that would be in effect if such tender or exchange offer had not been made.

                    (f) Notwithstanding the foregoing, in the event of an
               adjustment to the Exchange Rate pursuant to paragraph (d) or
               (e) above, in no event will the Exchange Rate exceed 30.7692, subject to adjustment pursuant to paragraphs (a), (b) and (c) above.

                    (g) If the Company has in effect a rights plan while any
               Debentures remain Outstanding, Holders of Debentures will receive, upon an exchange of Debentures in respect of which the Operating Partnership elects to deliver Net Shares, in addition to such Net Shares, rights under the Company's shareholder rights agreement unless, prior to exchange, the rights have expired, terminated or been redeemed or unless the rights have separated from the Company Common Shares. If the rights provided for in the rights plan adopted by the Company have separated from the Company Common Shares in accordance with the provisions of the applicable shareholder rights agreement so that Holders of Debentures would not be entitled to receive any rights in respect of Company Common Shares that the Operating Partnership elects to deliver as Net Shares upon exchange of Debentures, the Exchange Rate will be adjusted at the time of separation as if the Company had distributed, to all holders of Company Common Shares, capital stock, evidences of indebtedness or other assets or property pursuant to paragraph (c) above, subject to readjustment upon the subsequent expiration, termination or redemption of the rights. In lieu of any such adjustment, the Company may amend such applicable shareholder rights agreement to provide that upon an exchange of Debentures the Holders will receive, in addition to Company Common Shares that the Operating Partnership elects to deliver as Net Shares upon such exchange, the rights which would have attached to such Company Common Shares if the rights had not become separated from the Company Common Shares under such applicable shareholder rights agreement. To the extent that the Company adopts any future shareholder rights agreement, upon an exchange of Debentures in respect of which the Operating Partnership elects to deliver Company Common Shares as Net Shares, a Holder of Debentures shall receive, in addition to such Net Shares, the rights under the future shareholder rights agreement whether or not the rights have separated from Company Common Shares at the time of exchange and no adjustment will be made in accordance with paragraph (c) or otherwise.

                    In addition to the adjustments pursuant to paragraphs (a)
               through (g) above, the Operating Partnership may increase the Exchange Rate in order to avoid or diminish any income tax to holders of the Company Common Shares resulting from any dividend or distribution of capital stock (or rights to acquire Company Common Shares) or from any event treated as such for income tax purposes. The Operating Partnership may also, from time to time, to the extent permitted by applicable law, increase the Exchange Rate by any amount for any period if the Operating Partnership has determined that such increase would be in the best interests of the Operating Partnership or the Company. If the Operating Partnership makes such determination, it will be conclusive and Operating Partnership will mail to Holders of the Debentures a notice of the increased Exchange Rate and the period during which it will be in effect at least fifteen (15) days prior to the date the increased Exchange Rate takes effect in accordance with applicable law.

                    If, in connection with any adjustment to the Exchange Rate as set forth in this Section 4.14 a Holder shall be deemed for U.S. federal tax purposes to have received a distribution or an additional interest payment, the Operating Partnership may set off any withholding tax it or the Company is required to collect with respect to any such deemed distribution or payment against cash payments of interest in accordance with the provisions of Section 4.05 hereof or from cash and Company Common Shares, if any, otherwise deliverable to a Holder upon an exchange of Debentures in accordance with the provisions of
               Section 4.12 hereof or a redemption or repurchase of a Debenture in accordance with the provisions of Section 4.07,
               4.08 or 4.09 hereof.

                    The Operating Partnership will not make any adjustment to
               the Exchange Rate if Holders of the Debentures are permitted to participate, on an as-exchanged basis, in the transactions described above.

                    Notwithstanding anything to the contrary contained herein, in addition to the other events set forth berein on account of which no adjustment to the Exchange Rate shall be made, the applicable Exchange Rate shall not be adjusted for:

                    (i) the issuance of any Company Common Shares pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on securities of the Operating Partnership or those of the Company and the investment of additional optional amounts in Company Common Shares under any plan;

                    (ii) the issuance of any Company Common Shares or options
                         or rights to purchase those shares pursuant to any present or future employee, trustee or consultant benefit plan, employee agreement or arrangement or program of the Operating Partnership or the Company;

                   (iii) the issuance of any Company Common Shares pursuant
                         to any option, warrant, right, or exercisable, exchangeable or convertible security outstanding as of the date the Debentures were first issued;

                    (iv) a change in the par value of Company Common Shares;

                    (v)  accumulated and unpaid dividends or distributions;

                    (vi) as a result of a tender offer solely to holders of
                         less than 100 Company Common Shares; and

                   (vii) the issuance of limited partnership units by the
                         Operating Partnership and the issuance of Company Common Shares or the payment of cash upon redemption thereof.

                    No adjustment in the Exchange Rate will be required unless the adjustment would require an increase or decrease of at least 1% of the Exchange Price. If the adjustment is not made because the adjustment does not change the Exchange Price by at least 1%, then the adjustment that is not made will be carried forward and taken into account in any future adjustment. All required calculations will be made to the nearest cent or 1/1000th of a share, as the case may be. Notwithstanding the foregoing, if the Debentures are called for redemption, all adjustments not previously made will be made on the applicable Redemption Date. Except as specifically described above, the applicable Exchange Rate will not be subject to adjustment in the case of the issuance of any Company Common Shares or Company preferred shares, or securities exchangeable into or exchangeable for Company Common Shares or Company preferred shares.

                    Whenever the Exchange Rate is adjusted as herein provided, the Company or the Operating Partnership shall as promptly as reasonably practicable file with the Trustee and any Exchange Agent other than the Trustee an Officers' Certificate setting forth the Exchange Rate after such adjustment and setting forth a brief statement of the facts requiring such adjustment. Promptly after delivery of such certificate, the Company or the Operating Partnership shall prepare a notice of such adjustment of the Exchange Rate setting forth the adjusted Exchange Rate and the date on which each adjustment becomes effective and shall mail such notice of such adjustment of the Exchange Rate to the Holders of the Debentures within 20 Business Days of the Effective Date of such adjustment. Failure to deliver such notice shall not affect the legality or validity of any such adjustment.

                    For purposes of this Section 4.14, the number of Company
               Common Shares at any time outstanding shall not include shares held in the treasury of the Company but shall include shares issuable in respect of scrip certificates issued in lieu of fractions of Company Common Shares.

                    Notwithstanding anything in this Section 4.14 to the
               contrary, in no event shall the Exchange Rate be adjusted so that the Exchange Price would be less than $0.01.

                    Subject to the provisions of Section 4.10 pursuant to
               which the Operating Partnership may elect to adjust the Exchange Rate and the exchange right in connection with a Public Acquirer Change in Control, if any of the following events occur, namely (i) any reclassification or change of the outstanding Company Common Shares (other than a subdivision or combination to which Section 4.14(a) applies), (ii) any consolidation, merger or combination of the Company with another Person, or a binding share exchange in respect of all of the outstanding Company Common Shares as a result of which holders of Company Common Shares shall be entitled to receive stock, other securities or other property or assets (including cash) with respect to or in exchange for such Company Common Shares or (iii) any sale or conveyance of all or substantially all of the properties and assets of the Company to any other Person as a result of which holders of Company Common Shares shall be entitled to receive stock, other securities or other property or assets (including cash) with respect to or in exchange for such Company Common Shares, then the Company or the successor or purchasing Person, as the case may be, shall execute with the Trustee a supplemental indenture (which shall comply with the Trust Indenture Act as in force at the date of execution of such supplemental indenture) providing that each Debenture, and the Exchange Value thereof, shall be exchangeable based on the kind and amount of shares of stock, other securities or other property or assets (including cash) receivable upon such reclassification, change, consolidation, merger, combination, sale or conveyance that the holder would have received if the Holder had exchanged its Debentures immediately prior to such reclassification, change, consolidation, merger, combination, sale or conveyance assuming such Holder did not exercise his rights of election, if any, as to the kind or amount of stock, other securities or other property or assets (including cash) receivable upon such reclassification, change, consolidation, merger, combination, sale or conveyance (provided that, if the kind or amount of stock, other securities or other property or assets (including cash) receivable upon such reclassification, change, consolidation, merger, combination, sale or conveyance is not the same for each share of Common Stock in respect of which such rights of election shall not have been exercised (a "non-electing share"), then for the purposes of this paragraph the kind and amount of stock, other securities or other property or assets (including cash) receivable upon such reclassification, change, consolidation, merger, combination, sale or conveyance for each non-electing share shall be deemed to be the kind and amount so receivable per share by a plurality of the non-electing shares). Such supplemental indenture shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 4.14. The Company shall cause notice of the execution of such supplemental indenture to be mailed to each

               Holder of Debentures within 20 Business Days after execution thereof. Failure to deliver such notice shall not affect the legality or validity of such supplemental indenture. The provisions of this paragraph shall similarly apply to successive reclassifications, changes, consolidations, mergers, combinations, sales and conveyances. If the provisions of this paragraph applies to any event or occurrence, then the provisions of Sections 4.14(a) through (g) shall not apply.

               Section 4.15. Ownership Limit; withholding. Notwithstanding any other provision of the Debentures or the instructions contained herein, no Holder of Debentures shall be entitled to exchange such Debentures for Company Common Shares to the extent that receipt of such shares would cause such Holder (together with such Holder's affiliates) to exceed the ownership limit contained in the Articles of Amendment and Restatement of the Company as in effect from time to time.

               At the Maturity of the principal of the Debentures, whether at Stated Maturity or upon earlier redemption or repurchase of Debentures or otherwise, and as otherwise required by law, the Operating Partnership may deduct and withhold from the amount of consideration otherwise deliverable to such Holder the amount required to be deducted and withheld under applicable law.

               Section 4.16. Merger, Consolidation or Sale. Sections 801 and 803 of the Indenture, for purposes of the Debentures, is hereby modified to include, in addition to provisos (1), (2) and (3) in such Sections, the following additional proviso:

                        "if as a result of such transaction the Debentures
               become exchangeable into common stock or other securities issued by a third party, such third party shall fully and unconditionally guarantee all obligations under the Debentures and the Indenture."

               Section 4.17. Satisfaction and Discharge; Defeasance and Covenant Defeasance. The provisions of Section 401 of the Indenture is modified in respect of the Debentures to provide that the Operating Partnership may not discharge a Holder's rights to exchange Debentures in accordance with the terms of the Debentures or to have registered the transfer or exchange of Debentures in accordance with the terms of the Indenture.

               The provisions of Section 402(2) and Section 402(3) of the Indenture shall be applicable to the Debentures. Notwithstanding the foregoing, the Debentures shall be deemed to be "Outstanding" for all purposes relating to the obligations of the Operating Partnership upon an exchange of Debentures by a Holder thereof.

               Section 4.18. Events of Default. Section 501 of the Indenture is modified for purposes of the Debentures to add the following Event of Default:

                        "If the Operating Partnership fails to deliver cash or
               Company Common Shares, or any combination thereof, when due upon an exchange of Debentures, together with any cash due in lieu of fractional shares, and that failure continues for 10 days."

               Section 4.19. Modification. Section 902 of the Indenture is modified for purposes of the Debentures to add, in addition to clauses (1) through (4) thereunder, the following as requiring the consent of each Holder of a Debenture for modification or waiver:

                        "modify the provisions with respect to the Holders'
               rights upon a Change in Control in a manner adverse to Holders of the Debentures, including the obligations of the Operating Partnership to repurchase the Debentures following a Change in Control;"

                        - and -

                        "adversely affect the Holders' rights contained in the
               exchange or repurchase provisions of the Debentures."

               Section 4.20. Full and Unconditional Guarantee by the Company. The provisions of ARTICLE SIXTEEN of the Indenture shall be applicable to the Debentures.

               Section 4.21. Certain Covenants Not Applicable to the Debentures. The Debentures shall not be entitled to the benefits of the covenants set forth in Section 1005 and Section 1006 of the Indenture.

               Section 4.22. Calculations in Respect of the Debentures. Except as otherwise specifically stated herein or in the Debentures, all calculations to be made in respect of the Debentures shall be the obligation of the Operating Partnership. All calculations made by the Operating Partnership or its agent as contemplated pursuant to the terms hereof and of the Debentures shall be made in good faith and be final and binding on the Operating Partnership and the Holders absent manifest error. The Operating Partnership shall provide a schedule of calculations to the Trustee, and the Trustee shall be entitled to rely upon the accuracy of the calculations by the Operating Partnership without independent verification. The Trustee shall forward calculations made by the Operating Partnership to any Holder of Debentures upon request.

               Section 4.23. Authorized Denominations. The Debentures shall be issued in denominations of $1,000 and integral multiples thereof and payments of principal, interest and additional amounts, if any, on the Debentures shall be made in U.S. dollars.

               Section 4.24. Exchange Agent, Paying Agent and Securities Registrar. The Bank of New York is hereby appointed as Exchange Agent, Paying Agent and the Security Registrar for the Debentures. The Security Register for the Debentures will be maintained by the Security Registrar in the Borough of Manhattan, The City of New York. The rights, privileges, protections, immunities and benefits given to the Trustee pursuant to the Indenture, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities with respect to the Debentures.

                                     * * *

          Each of the undersigned has read the conditions relating to the authentication and delivery of the Securities contained in the Indenture and the definitions therein relating thereto, has read the certified copy of the Board Resolutions and has examined the form of the Securities attached thereto. In the opinion of each of the undersigned, he has made such examination or investigation as was necessary to enable him to express an informed opinion as to whether or not such conditions have been complied with and, in the opinion of each of the undersigned, such conditions have been complied with. To the best of each of the undersigned's knowledge, no event which is, or after notice or lapse of time would become, an Event of Default with respect to the Securities has occurred and is continuing.

          Insofar as this Certificate relates to legal matters, it is based, as provided for in Section 103 of the Indenture, upon the Opinion of Counsel contemporaneously delivered to the Trustee herewith and relating to the Securities.

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          IN WITNESS WHEREOF, we have hereunto set our hands this 27th day of
June, 2005.





                                      By:   /s/ Jason M. Barnett
                                            ----------------------------------
                                            Jason M. Barnett
                                            Executive Vice President,
                                            General Counsel and Secretary


                                      By:   /s/ Michael Maturo
                                            ----------------------------------
                                            Michael Maturo
                                            Executive Vice President,
                                            Chief Financial Officer
                                            and Treasurer

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


                                                                       Annex A




                              [FORM OF DEBENTURE]









                                     A-1